 Exhibit 4.13

SeCOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE dated as of August 20, 2026 is by and among U.S. Bank Trust Company, National Association, a national banking association, successor-in-interest to U.S. Bank National Association (herein, together with its successors in interest, the “Trustee”), Webster Virginia Corporation, a Virginia corporation (herein called the “Company”), and Santander Holdings USA, Inc., a Virginia corporation (herein called “Successor Company”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company, and the Successor Company hereby agree as follows:

PRELIMINARY STATEMENTS

The Trustee and the Company are parties to that certain Indenture dated as of September 17, 2003 (the “Indenture”), pursuant to which the Company issued U.S. $77,320,000 of its Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”).

As permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this Second Supplemental Indenture, shall merge (referred to herein and for purposes of Article IX of the Indenture as the “Merger”) with and into Successor Company, with the Successor Company as the surviving corporation.  The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Section 9.1(a) of the Indenture.

Section 1.  Definitions.  All capitalized terms used herein which are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned to them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

Section 2.  Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)	reference to any person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)	reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

Section 3.  Assumption of Obligations.

(a)	Pursuant to, and in compliance and accordance with, Section 11.1 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on, all of the Debentures in accordance with their terms, and the due and punctual performance and observance of all the covenants and conditions to be kept or performed by the Company under the Indenture, all as if the Successor Company were the Company thereunder.

(b)	Pursuant to, and in compliance and accordance with, Section 11.2 of the Indenture, the Successor Company succeeds to, is substituted for the Company under the Indenture with the same effect as if the Successor Company had originally been named in the Indenture as the Company.

(c)	The Successor Company also succeeds to, is substituted for, and may exercise every right and power of, the Company under the Amended and Restated Declaration of Trust of the Trust, dated as of September 17, 2003 (the “Trust Agreement”), as Depositor (as defined in the Trust Agreement), with the same effect as if the Successor Company had originally been named in the Trust Agreement.

(d)	The Successor Company also succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Guarantee Agreement, dated as of September 17, 2003 (the “Guarantee Agreement”), as Guarantor (as defined in the Guarantee Agreement), with the same effect as if the Successor Company had originally been named in the Guarantee Agreement.

Section 4.  Representations and Warranties.  The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the covenants and obligations of the Indenture, (b) it is the successor of the Company pursuant to a valid merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of the State of Virginia, (d) both immediately before and after giving effect to this Second Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and is continuing and (e) this Second Supplemental Indenture is executed and delivered pursuant to Section 9.01 of the Indenture and does not require the consent of the Securityholders.

Section 5.  Conditions of Effectiveness.  This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger; provided, however, that:

(a)	The Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received a counterpart of this Second Supplemental Indenture executed by the Company and the Successor Company.

(b)	The Trustee shall have received an Officers’ Certificate substantially in the form attached hereto as Exhibit A.

(c)	The Trustee shall have received an Opinion of Counsel substantially in the form attached hereto as Exhibit B.

(d)	The Successor Company and the Company shall have duly executed and filed with the Secretary of State of the State of Virginia Articles of Merger in connection with the Merger.

Section 6.  Reference to the Indenture.

(a)	Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as amended and supplemented hereby.

(b)	Upon the effectiveness of this Second Supplemental Indenture, each reference in the Debentures to the Indenture, including each term defined by reference to the Indenture, shall mean and be a reference to the Indenture or such term, as the case may be, as amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

Section 7.  Addresses for Notices. All notices or other communications to be addressed to the Company as contemplated by Section 14.4 of the Indenture shall be addressed to the Successor Company as follows:

Webster Financial Corporation
200 Elm Street
Stamford, Connecticut 06902
Attention:	John Ciulla
Kristy Berner
Email:	jciulla@websterbank.com
kberner@websterbank.com

Section 8.  Execution in Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

Section 9.  Governing Law; Binding Effect.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

Section 10.  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company or the Successor Company.  The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and effective as of the day and year first written above, by their respective officers thereunto duly authorized.

U. S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Steven J. Gomes
	Name:	Steven J. Gomes
	Title:	Vice President

WEBSTER VIRGINIA CORPORATION AS COMPANY

By:	/s/ Kristy Berner
	Name:	Kristy Berner
	Title:	Chief Legal Officer, General Counsel and Secretary

SANTANDER HOLDINGS USA, INC. AS SUCCESSOR COMPANY

By:	/s/ Jonathan Watson
	Name:	Jonathan Watson
	Title:	Treasurer and Executive Vice President

EXHIBIT A

Webster VIRGINIA Corporation

Officers’ Certificate

August 20, 2026

Reference is hereby made to (i) that certain Indenture, dated as of September 17, 2003 (as supplemented and amended by that certain First Supplemental Indenture, dated as of the date hereof, the “Indenture”), by and between Webster Financial Corporation, a Delaware corporation (“Webster” or the “Company”), and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, successor in interest to U.S. Bank National Association, as trustee (herein, together with its successors in interest, the “Trustee”), providing for the issuance of the Webster’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 (the “Notes”) and (ii) that certain Second Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture”), by and between Webster Virginia Corporation (“Webster Virginia”), Santander Holdings USA, Inc. (“SHUSA”) and the Trustee, related to the Indenture.

This Officers’ Certificate is hereby delivered to the Trustee pursuant to Sections 9.1(a), 9.5, 11.1, 11.2 and 14.6 of the Indenture in connection with the merger of Webster Virginia with and into SHUSA (the “Merger”) and the execution of the Supplemental Indenture.

In connection therewith, each of the undersigned does hereby certify in their capacity as an Officer of the Company that:

(A)   I am an Officer authorized to deliver this Officers’ Certificate;

(B)   I have read all of the covenants and conditions contained in the Indenture, including the definitions relating thereto, relating to the Merger and the execution and delivery of the Supplemental Indenture;

(C)   I have examined the Indenture, the Notes, the Supplemental Indenture, and such other documents, agreements, instruments and corporate records as I considered necessary or appropriate with respect to the matters covered in this certificate;

(D)   I have made such examination or investigation as is necessary, in my opinion, to enable me to express an informed opinion as to whether or not such covenants and conditions have been complied with;

(E)   I am of the opinion that (i) the Merger is permitted and all covenants and conditions (including all conditions precedent) provided for in the Indenture relating to the Merger have been complied with and (ii) the execution of the Supplemental Indenture is authorized or permitted by the Indenture and all covenants and conditions (including all conditions precedent) provided for in the Indenture relating to the execution and delivery of the Supplemental Indenture have been complied with; and

(F)    Attached as Exhibit A hereto is a copy of resolutions of the Board of Directors of Webster Virginia relating to the execution and delivery of the Supplemental Indenture, which are in full force and effect as of the date hereof.

Terms defined in the Indenture or the Supplemental Indenture, as applicable, and not otherwise defined herein are used herein as defined in the Indenture and the Supplemental Indenture, as applicable.

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IN WITNESS WHEREOF, each of the undersigned has hereunto signed his or her name as of the date first written above.

WEBSTER VIRGINIA CORPORATION

By:
Name:	Kristy Berner
Title:	Chief Legal Officer, General Counsel and Secretary

By:
Name:	Luis Massiani
Title:	Chief Executive Officer, President and Treasurer

EXHIBIT B

[Exhibit intentionally omitted]